                                                                     EXHIBIT 4.9

                             STOCK PURCHASE WARRANT
                             ----------------------


     The security represented by this certificate (the "Warrant") was originally issued to Citibank, N.A. on June 30, 1994, has not been registered under the Securities Act of 1933, as amended (the "Securities Act"). The securities issuable upon exercise of this Warrant will not be registered under the Securities Act and are subject to restrictions on transfer. This Warrant and the securities issuable upon exercise hereof are subject to restrictions on transfer set forth in the Articles of Incorporation of the Company and in a Transfer and Registration Rights Agreement of even date herewith. A complete statement of such restrictions is available to any holder of this Warrant or the securities issuable upon exercise hereof upon request and without charge. The Company reserves the right to refuse the transfer of such securities unless presented with an opinion of counsel reasonably satisfactory to the Company that such transfer does not require registration under the Securities Act and is in accordance with the terms of the Articles of Incorporation of the Company and the Transfer and Registration Rights Agreement.


Date of Issuance:  June 30, 1994                             Certificate No. W-1

     This Warrant is being issued to Citibank, N.A. ("Citibank") pursuant to that certain Credit Enhancement Commitment, dated as of June 30, 1994 (the "Credit Enhancement Commitment"), by and among Security Capital Atlantic Incorporated, a Maryland corporation, Citibank and the other parties signatory thereto.

     For value received, Security Capital Realty Incorporated, a Maryland corporation (the "Company"), hereby grants to Citibank or its Permitted Transferees (the "Registered Holder") the right to purchase from the Company a certain number of shares of its Common Stock, $.01 par value per share (the "Common Stock"), at a price per share equal to $1,491.00 (such price as adjusted and readjusted from time to time in accordance with Section 3 hereof, the "Exercise Price"). The amount and kind of securities issuable pursuant to the rights granted hereunder and the purchase price for such securities are subject to adjustment pursuant to the provisions contained in this Warrant. Certain capitalized terms used herein are defined in Section 1 hereof.

     SECTION 1. Definitions. The following terms as used herein have meanings set forth below:

     "Base Shares" means 40,241.45 shares of Common Stock, less the aggregate number of Base Shares, if any, previously included in an Exercise Agreement, as adjusted from time to time pursuant to Section 3.

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     "Common Stock" means, collectively, the Company's Common Stock, par value
$.01 per share.

     "Common Stock Deemed Outstanding" means, at any given time, the number of shares of Common Stock actually outstanding at such time, plus the number of shares of Common Stock deemed to be outstanding pursuant to Sections 3B(i) and 3B(ii) hereof.

     "Date of Issuance" shall mean June 30, 1994 regardless of the number of times new certificates representing the unexpired and unexercised purchase rights formerly represented by this Warrant shall be issued.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     "Issuable Shares" means the number of shares of Common Stock issuable to the Registered Holder upon any exercise of this Warrant.

     "Market Price" means as to any security the closing sales price if such security is listed on a national securities exchange, or if not, is reported on the NASDAQ National Market System, or if there have been no sales on any such exchange or the NASDAQ National Market System on any day, the average of the highest bid and lowest asked prices at the end of such day, or if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, on such day, or if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which "Market Price" is being determined and the 20 consecutive business days prior to such day; provided that if such security is listed on any national securities exchange the term "business days" as used in this sentence means business days on which such exchange is open for trading. If at any time such security is not listed on any national securities exchange or the NASDAQ National Market System or quoted in the NASDAQ System or the domestic over-the-counter market, the "Market Price" shall be the fair value thereof determined in good faith by the Company's board of directors, which shall be deemed to be no less than the price at which the Company shall have most recently received subscriptions for at least $50 million of its Common Stock or equivalent securities in a private placement to at least 5 accredited investors who are not affiliated with the Company or one another.

     "Permitted Transferees" means any Person to whom Citibank transfers any portion of this Warrant in accordance with the terms of the Registration Rights Agreement.

     "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.


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     "Pro Rata Share" means, with respect to any Stockholder, such Stockholder's proportionate ownership of all Common Stock.

     "Public Offering" means the sale in an underwritten public offering registered under the Securities Act of shares of Common Stock.

     "Registration Rights Agreement" means that certain Transfer and Registration Rights Agreement of even date herewith between the Company and Citibank.

     "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

     "Security Capital Group Incorporated" means Security Capital Group Incorporated, a Delaware corporation.

     "Stockholders" means the holders of the shares of Common Stock.

     "Underlying Shares" means (i) the Common Stock issued or issuable upon exercise of this Warrant and (ii) any securities issued or issuable with respect to the securities referred to in clause (i) by way of any stock split, stock dividend, recapitalization or otherwise.

     "Warrants" means all warrants representing portions of the purchase rights represented by this Warrant held by any Registered Holder.

     SECTION 2.  Exercise of the Warrant.

     2A. Exercise Period. The Registered Holder may exercise, in whole or in part, the purchase rights represented by this Warrant at any time and from time to time during the period commencing on the Date of Issuance and ending on March 31, 1998 (the "Expiration Date"). In the event that the Company's Common Stock is not registered pursuant to Section 12(b) or 12(g) under the Exchange Act on or prior to the Expiration Date, this Warrant shall automatically, and without any action on the part of the Registered Holder, be deemed to have been exercised and the Company shall issue shares of Common Stock to the Registered Holder in accordance with paragraph 2B as if the Registered Holder had elected to exercise this Warrant in accordance with subparagraph (ii) thereof.

     2B.  Exercise Procedure.

     (i) This Warrant shall be deemed to have been exercised on the date on which the Company has received all of the following items (the "Exercise Time"):

          (a) the original executed copy of this Warrant;


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          (b) a completed Exercise Agreement, in the form of Exhibit I hereto as described in paragraph 2C below;

          (c) if the Registered Holder is not Citibank, an Assignment in the form of Exhibit II hereto evidencing the assignment of this Warrant; and

          (d) subject to clause (ii) below, a certified or cashier's check in an amount equal to the Exercise Price then in effect multiplied by the number of Base Shares as to which the Registered Holder is exercising this Warrant.

Upon exercise of this Warrant in accordance with this paragraph 2B(i), the number of Issuable Shares shall be equal to the number of Base Shares as to which the Registered Holder is exercising this Warrant.

     (ii) Notwithstanding clause 2b(i)(d) above, at the election of the Registered Holder, which election shall be set forth in the Exercise Agreement, the number of Issuable Shares shall be equal to the quotient obtained by dividing (a) the product of (x) the Market Price on such Exercise Time less the Exercise Price, multiplied by (y) the number of Base Shares as to which the Registered Holder elects to be issued under this clause (ii) (which election shall reduce the number of Base Shares available for any subsequent exercise), divided by (b) the Market Price on such Exercise Time. The number of shares issued pursuant to this clause (ii) shall be excluded from the calculation of the amount paid pursuant to clause 2B(i)(d) above.

     (iii) Certificates for Issuable Shares shall be delivered by the Company or its transfer agent to the Registered Holder within five business days after the Exercise Time. Unless this Warrant has expired or all of the purchase rights represented hereby have been exercised, the Company shall prepare a new Warrant, substantially identical hereto, representing the rights formerly represented by this Warrant which have not expired or been exercised and shall, within such five-day period, deliver such new Warrant to the Registered Holder exercising a portion of the purchase rights represented by this Warrant.

     (iv) The Issuable Shares shall be deemed to have been issued to the Registered Holder at the Exercise Time, and the Registered Holder shall be deemed for all purposes to have become the record holder of such Issuable Shares at the Exercise Time.

     (v) The issuance of certificates for Issuable Shares shall be made without charge to the Registered Holder for any issuance tax in respect thereof or other cost incurred by the Company in connection with such exercise and the related issuance of Issuable Shares.

     (vi) The Company shall not close its books against the transfer of this Warrant or of any Issuable Shares in any manner that interferes with the timely exercise of this Warrant. The Company shall from time to time take all such action as may be necessary to assure that the par


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value per share of the unissued Common Stock issuable upon exercise of this
Warrant is at all times equal to or less than the Exercise Price then in effect.

     (vii) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of issuance upon the exercise of this Warrant, such number of shares of Common Stock issuable upon the exercise of all this Warrant. All Issuable Shares shall, when issued, be duly and validly issued, and upon exercise of this Warrant in accordance with the terms hereof, shall be fully paid and nonassessable and free from all taxes, liens and charges. The Company shall take all such actions as may be necessary to assure that all such Issuable Shares of Common Stock may be issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock are listed (except for official notice of issuance, which shall be immediately delivered by the Company upon each such issuance).

     (viii) Upon any exercise of this Warrant, the Company may require customary representations from the Registered Holder to assure that the issuance of the Common Stock hereunder shall not require registration or qualification under the Securities Act or any state securities laws.

     2C. Restrictions on Transfer of Underlying Shares. The Registered Holder shall not sell, transfer, assign, pledge or otherwise dispose of any interest in this Warrant or any Underlying Shares, except to a Permitted Transferee or pursuant to the provisions of the Registration Rights Agreement and the Articles of Incorporation of the Company.

     SECTION 3. Adjustment of Exercise Price and Number of Base Shares. In order to prevent dilution of the rights granted under this Warrant, the Exercise Price and number of Base Shares shall be subject to adjustment from time to time as provided in this Section 3.

     3A. Issuance of Stock. If and whenever on or after the Date of Issuance of this Warrant, the Company issues or sells, other than in a Public Offering and other than upon exercise of options to subscribe for or to purchase shares of Common Stock granted by the Company to employees of the Company pursuant to employee benefit plans or arrangements approved by the Company's board of directors, any shares of Common Stock for a consideration per share less than the Exercise Price in effect immediately prior to such time, then immediately upon such issue or sale the Exercise Price shall be reduced to the Exercise Price determined by dividing (a) the sum of (x) the product derived by multiplying the Exercise Price in effect immediately prior to such issue or sale times the number of shares of Common Stock Deemed Outstanding immediately prior to such issue or sale, plus (y) the consideration, if any, received by the Company upon such issue or sale, by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale. Upon each such adjustment of the Exercise Price hereunder, the number of Base Shares shall be adjusted to the number of Base Shares determined by multiplying the Exercise Price in effect immediately prior to such adjustment by


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the number of Base Shares immediately prior to such adjustment and dividing the product thereof by the Exercise Price resulting from such adjustment.

     3B. Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under paragraph 3A, the following shall be applicable:

     (i) Issuance of Rights or Options. If the Company in any manner grants any rights or options to subscribe for or to purchase Common Stock or any stock or other securities convertible into or exchangeable for Common Stock, other than to employees of the Company pursuant to employee benefit plans or arrangements approved by the Company's board of directors (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities is less than the Exercise Price in effect immediately prior to the time of the granting of such Options, then the total number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total amount of such Convertible Securities issued upon the exercise of such Options shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of this paragraph, the "price per share for which Common Stock is issuable upon exercise of such Options or upon conversion or exchange of such Convertible Securities" is determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the granting of such Options, plus the aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the aggregate amount of additional consideration, if any, payable to the Company upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by
(B) the total maximum number of shares of Common Stock issuable upon exercise of such Options or upon the conversion or exchange of all such Convertible Securities issued upon the exercise of such Options. No further adjustment of the Exercise Price shall be made upon the actual issuance of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of Common Stock upon conversion or exchange of such Convertible Securities.

     (ii) Issuance of Convertible Securities. If the Company in any manner issues or sells any Convertible Securities (other than pursuant to a dividend payable to all Stockholders in convertible debentures of the Company in accordance with their Pro Rata Share) and the price per share for which Common Stock is issuable upon such conversion or exchange is less than the Exercise Price in effect immediately prior to the time of such issue or sale, then the number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of this paragraph, the "price per share for which Common Stock is issuable upon such conversion or exchange" is determined by dividing (A) the total amount received or receivable by the Company as consideration for the issue or sale of such Convertible Securities, plus the aggregate amount of additional consideration, if any, payable


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to the Company upon the conversion or exchange thereof, by (B) the total number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. No further adjustment of the Exercise Price shall be made upon the actual issue of Common Stock upon conversion or exchange of such Convertible Securities. In addition, if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which adjustments of the Exercise Price had been or are to be made pursuant to other provisions of this paragraph 3B, no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

     (iii) Change in Option Price or Conversion Rate. If the purchase price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion or exchange of any Convertible Securities, or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock change at any time, the Exercise Price in effect and the number of shares of Common Stock issuable hereunder at the time of such change shall be readjusted to the Exercise Price and the number of shares that would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold; provided that if such adjustment would result in an increase of the Exercise Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given by the Company to all Registered Holders.

     (iv) Treatment of Expired Options and Unexercised Convertible Securities. Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Securities without the exercise of such Option or right, the Exercise Price then in effect and the number of Base Shares shall be readjusted to the Exercise Price and the number of Base Shares that would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued; provided that if such expiration or termination would result in an increase in the Exercise Price then in effect, such adjustment shall not be effective until 30 days after written notice thereof has been given to all Registered Holders.

     (v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Company therefor. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration that consists of securities, the amount of consideration received by the Company shall be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash or securities, the fair value of such consideration shall be determined in good faith by the Company's board of directors.

     (vi) Integrated Transactions. In case any Option is issued in connection with the issue or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the Options


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shall be deemed to have been issued for consideration determined in good faith by the Company's board of directors.

     (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time does not include shares owned or held by or for the account of the Company or any subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

     (viii) Record Date. If the Company takes a record of the holders of Common Stock for the purpose of entitling them (A) to receive a dividend or other distribution payable in Common Stock, Options or in Convertible Securities or (B) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

     3C. Subdivision or Combination of Common Stock. If the Company at any time subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and the number of Base Shares shall be proportionately increased. If the Company at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Exercise Price in effect immediately prior to such combination shall be proportionately increased and the number of Base Shares shall be proportionately decreased.

     3D. Minimum Adjustment. In the event that any adjustment made pursuant to this Section 3 would result in an adjustment to the Exercise Price of less than $20.00 per share of Common Stock, no such adjustment shall be made and such adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to an adjustment in the Exercise Price of $20.00 or more per share of Common Stock; provided, that upon any adjustment of the Exercise Price resulting from (i) the declaration of a dividend upon, or the making of any distribution in respect of, any securities of the Company payable in Common Stock or Convertible Securities or (ii) the reclassification, by subdivision, combination or otherwise, of the outstanding shares of Common Stock into a greater or smaller number of shares, the $20.00 per share number (or such number as last adjusted) shall be proportionately adjusted.

     3E. Reorganization, Reclassification, Consolidation, Merger or Sale. Any recapitalization, reorganization, reclassification, consolidation with or merger into another Person, sale of all or substantially all of the Company's assets to another Person or other transaction that is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets of another Person with


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respect to or in exchange for Common Stock is referred to herein as "Organic
Change." Prior to the consummation of any Organic Change, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders representing a majority of the Common Stock issuable upon exercise of the Warrants then outstanding) to insure that the Registered Holders shall thereafter have the right to acquire and receive in lieu of or addition to (as the case may be) the shares of Common Stock immediately theretofore issuable upon the exercise of each Warrant, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore issuable upon exercise of each Warrant had such Organic Change not taken place. In any such case, the Company shall make appropriate provision (in form and substance satisfactory to the Registered Holders representing a majority of the Common Stock issuable upon exercise of the Warrants then outstanding) with respect to the Registered Holders' rights and interests to insure that the provisions of this Section 3 shall thereafter be applicable to each Warrant (including, in the case of any such consolidation, merger or sale in which the successor entity or purchasing entity is other than the Company, an immediate adjustment of the Exercise Price to the value for the Common Stock reflected by the terms of such consolidation, merger or sale, and a corresponding immediate adjustment in the number of Base Shares, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger or sale). The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the corporation purchasing such assets assumes by written instrument (in form and substance satisfactory to the Registered Holders representing a majority of the Common Stock issuable upon exercise of the Warrants then outstanding), the obligation to deliver to the Registered Holders such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

     3F. Certain Events. If any event occurs of the type contemplated by the provisions of this Section 3 but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then the Company's board of directors shall make an appropriate adjustment in the Exercise Price and the number of Base Shares so as to protect the rights of the Registered Holder; provided that no such adjustment shall increase the Exercise Price or decrease the number of Base Shares as otherwise determined pursuant to this
Section 3.

     3G. Exceptions. Notwithstanding anything herein to the contrary, no adjustment to the Exercise Price or number of Base Shares shall be made in connection with (i) any merger of Security Capital Group Incorporated with and into the Company and (ii) any distribution of convertible debentures by the Company as a dividend to all Stockholders in accordance with their Pro Rata Share; provided, however, that in the event of a distribution in accordance with clause (ii) of this paragraph 3G, the Registered Holder shall be entitled to receive upon any exercise of this Warrant, that principal amount of convertible debentures that would have been issuable to the Registered Holder with respect to the number of Issuable Shares to which such exercise relates, had the Registered Holder exercised this Warrant with respect to such number

                                      -9-
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of Issuable Shares prior to the record date for determination of Stockholders entitled to such distribution of convertible debentures.

     3H. Notices. Immediately upon any adjustment of the Exercise Price, the Company shall give written notice thereof to the Registered Holder, setting forth in reasonable detail and certifying the calculation of such adjustment. The Company shall give written notice to the Registered Holder at least 20 days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any pro rata subscription offer to holders of Common Stock or (C) for determining rights to vote with respect to any Organic Change, dissolution or liquidation. The Company shall also give written notice to the Registered Holder at least 20 days prior to the date on which any Organic Change, dissolution or liquidation shall take place.

     SECTION 4. No Voting Rights; Limitations of Liability. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a Stockholder of the Company. No provision hereof, in the absence of affirmative action by the Registered Holder to purchase Common Stock, and no enumeration herein of the rights or privileges of the Registered Holder shall give rise to any liability of such holder for the Exercise Price of Common Stock issuable by exercise hereof or as a Stockholder of the Company.

     SECTION 5. Information. So long as any Warrants remain outstanding, the Company will furnish to the Registered Holder (at the same time as made available generally to Stockholders) annual and quarterly financial reports. The Registered Holder shall be entitled, upon reasonable notice, to ask questions of management of the Company and to receive copies of all materials made available to the board of directors of the Company.

     SECTION 6.  Irrevocable  Proxy and  Voting Agreement.

     6A. Irrevocable Proxy. The Registered Holder agrees to, and hereby grants to the board of directors of the Company as constituted from time to time, acting by a majority thereof, with full power of substitution, an irrevocable proxy pursuant to the provisions of Section 2-507 of the General Corporation Law of the State of Maryland to vote, or to execute and deliver written consents or otherwise act with respect to all Underlying Shares and all other shares of Common Stock now owned or hereafter acquired by the Registered Holder as fully, to the same extent and with the same effect as the Registered Holder might or could do under any applicable laws or regulations governing the rights and powers of shareholders of a Maryland corporation, in each case solely with respect to the merger of Security Capital Group Incorporated with and into the Company; provided, that in connection with such merger, the proxy shall be voted by the board of directors for or against the merger in the same proportion as voted by other Stockholders of the Company. This irrevocable proxy is given in consideration of the sale of Warrants to the Registered Holder, is coupled with an interest and shall be irrevocable to the full extent permitted by law. This irrevocable proxy revokes any other proxy granted by the

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

Registered Holder at any time with respect to such Underlying Shares and shares of Common Stock now owned or hereafter acquired.

     6B. Survivability of Proxy. This irrevocable proxy shall survive and not be affected by the subsequent death, disability, incapacity, dissolution, bankruptcy or insolvency of the Registered Holder. This irrevocable proxy shall remain in full force and effect and be enforceable against any donee, transferee or assignee of the Registered Holder's Underlying Shares and shares of Common Stock now or hereafter acquired.

     6C. Voting Agreement. In the event that this irrevocable proxy shall be deemed unenforceable against the Registered Holder, the Registered Holder hereby agrees with all present and future holders of shares of Common Stock to vote all of its Underlying Shares or shares of Common Stock now own or hereafter acquired, or cause all of its Underlying Shares or shares of Common Stock now owned or hereafter acquired to be voted, as directed by the board of directors of the Company as constituted from time to time, acting by a majority thereof, but solely in respect of voting on matters enumerated in paragraph 6A hereof as having been granted by proxy. In discharging their duties set forth in this paragraph, the board of directors of the Company may rely in good faith upon the advice of independent public accountants, legal counsel or other experts or professionals regarding matters within the expertise of such professionals.

     SECTION 7. Restriction on Transfer. (a) This Warrant and all rights hereunder are not transferable, in whole or in part, by Citibank or any Permitted Transferee other than to any Permitted Transferee or pursuant to the provisions of the Registration Rights Agreement upon the surrender of this Warrant and a properly completed Assignment at the principal office of the Company. Any other transfer of this Warrant by Citibank or a Permitted Transferee shall be null and void.

     (b) If this Warrant or any portion thereof is validly transferred to any Person other than Citibank or a Permitted Transferee (a "Subsequent Holder") pursuant to the provisions of the Registration Rights Agreement, then, except in the case of a transfer in accordance with clauses (c) or (d) below, no transfer by a Subsequent Holder shall be effected on the books of the Company unless the Company shall have received an opinion of counsel reasonably satisfactory to the Company that such transfer may be effected without registration or qualification under any federal or state law.

     (c) If at a time of the transfer there shall be available an exemption (the "Institutional Purchaser Exemption") under the Securities Act permitting a Subsequent Holder to transfer this Warrant without registration thereof under the Securities Act to a Person within a class of institutional purchasers specified under the Securities Act (a "Permitted Institution") (including, without limitation, Persons who are "accredited investors" as defined in Rule 501(a) of Regulation D under the Securities Act), then in lieu of the opinion of counsel required by Section 7(b), the transferor may provide to the Company (i) evidence from the proposed transferee reasonably satisfactory to the Company to establish the proposed transferee's status as a Permitted Institution, and (ii) such other evidence as the Company may deem reasonably necessary in order to establish that any other requirements of the Institutional Purchaser Exemption have been satisfied.

     (d) Without any opinion of counsel, any Subsequent Holder may transfer all or part of the Warrant to any Person pursuant to an effective registration statement or Rule 144 or Rule 144A under the Securities Act.

     SECTION 8. Replacement. Upon receipt of an affidavit of the Registered Holder of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing this Warrant, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

     SECTION 9. Notices. Except as otherwise expressly provided herein, all notices referred to in this Warrant shall be in writing and shall be delivered personally, sent by reputable express courier service (charges prepaid) or sent by registered or certified mail, return receipt requested, postage prepaid and shall be deemed to have been given when so delivered, sent or deposited in the U.S. Mail (i) to the Company, at its principal executive offices and (ii) to the Registered Holder of this Warrant, at such holder's address as it appears in the records of the Company (unless otherwise indicated by any such holder).

     SECTION 10. Amendment and Waiver. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Registered Holders representing a majority of the Common Stock issuable upon exercise of the Warrants then outstanding.

     SECTION 11. Descriptive Headings. The descriptive headings of the several Sections and paragraphs of this Warrant are inserted for convenience only and do not constitute a part of this Warrant.

     SECTION 12. Governing Law. The construction, validity and interpretation of this Warrant shall be governed by the internal law, and not the conflicts law, of the State of Maryland.

                              *     *     *     *

     IN WITNESS WHEREOF, the Company has caused this Warrant to be signed and attested by its duly authorized officers under its corporate seal and to be dated the Date of Issuance hereof.


                             SECURITY CAPITAL REALTY INCORPORATED



                             By:  /s/ Karen J. Knudson
                                  ----------------------------
                                  Name: Karen J. Knudson
                                  Title: Senior Vice President



[SEAL]

Attest:


/s/ Paul E. Szurek
--------------------------
    Secretary

                                                                       EXHIBIT I


                               EXERCISE AGREEMENT
                               ------------------



To:                           Dated:

          The undersigned, pursuant to the provisions set forth in the attached Warrant (Certificate No. W-____), hereby irrevocably exercises the Warrant with respect to ______ Base Shares (as defined in the Warrant) and if such exercise is not made with respect to all Base Shares as provided in the Warrant, the undersigned acknowledges that the Company is authorized to make appropriate adjustments on its records reflecting the decrease in the number of Base Shares subject to the Warrant. Absent manifest error, any such adjustment shall be binding upon the undersigned.

     Strike one of the following:

     . This exercise is being made in accordance with paragraph 3B(i) of the Warrant and is accompanied by a certified or cashier's check for the full Exercise Price.

     . This exercise is being made in accordance with paragraph 3B(ii) of the Warrant and therefore is not accompanied by payment of the Exercise Price.

     By executing this Exercise Agreement, the undersigned (i) acknowledges that it has read, and agrees to be bound by, paragraph 2C and Section 6 of such Warrant and (ii) represents and warrants that (A) it is acquiring such shares of Common Stock for its own account and not with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), (B) it has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in such shares of Common Stock and has the ability to bear the economic risk of acquiring such shares of Common Stock and
(C) it understands that such shares of Common Stock have not been registered under the Securities Act or any states securities laws and cannot be resold without registration thereunder or exemption therefrom.


                                           ---------------------------------
                                           Registered Holder


                                           By:
                                                ----------------------------
                                           Its:
                                                ----------------------------

                                                                      EXHIBIT II


                                   ASSIGNMENT
                                   ----------


     FOR VALUE RECEIVED, ___________________ hereby sells, assigns and transfers to the Assignee set forth below all of the rights of the Undersigned under the attached Warrant (Certificate No. W-___) with respect to the number of shares of Common Stock set forth below:

     Name of Assignee     Address      No. of Base Shares
     ----------------     -------      ------------------






Dated:                            CITIBANK, N.A.



                                  By:
                                      -------------------------------
                                      Name
                                      Title